UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2013

Strategic Hotels & Resorts, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-32223	33-1082757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 West Madison Street, Suite 1700

Chicago, Illinois 60606

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (312) 658-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2013, the joint venture (the “Joint Venture”) that owns the Fairmont Scottsdale Princess hotel (the “Hotel”) entered into an amendment to the mortgage loan (the “Loan”) secured by the Hotel with U.S. Bank National Association, as trustee, as successor in interest to Bank of America, National Association, as trustee for the registered holders of the Citigroup Commercial Mortgage Trust 2007-FL3 Commercial Mortgage Pass-Through Certificates, Series 2007-FL3 (the “Amendment”). Pursuant to the Amendment, among other things, (i) the maturity date of the Loan was extended until April 9, 2015 and (ii) the principal amount of the Loan was reduced to $117 million. Strategic Hotels & Resorts, Inc. has 50% ownership interests in the entities that own the Hotel, jointly controls the Joint Venture with an affiliate of Walton Street Capital, L.L.C., an unaffiliated third party, and serves as the managing member.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which will be attached as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2013 which the Company intends to file in February 2014.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in “Item 1.01 – Entry into a Material Definitive Agreement” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC HOTELS & RESORTS, INC.

December 20, 2013	By:	/s/ Paula C. Maggio
	Name:	Paula C. Maggio
	Title:	Executive Vice President, General Counsel & Secretary